Exhibit 1
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made as of October 20, 2009 (the “Effective Date”), between Optimus Capital Partners, LLC, a Delaware limited liability company, doing business as Optimus Technology Capital Partners, LLC (the “Buyer”), and Scott R. Silverman, individually, a resident of the State of Florida (the “Seller”).
RECITALS
A. The Seller directly owns 1,467,963 shares of the currently issued and outstanding shares of common stock of VeriChip Corporation, a Delaware corporation (the “Company”), which constitutes approximately 10% of the Company’s issued and outstanding common stock as of the Effective Date.
B. The Buyer is willing to purchase from the Seller, and the Seller is willing to sell to the Buyer, 750,000 shares of the Company’s common stock (the “Acquisition Shares”).
AGREEMENT
NOW, THEREFORE, IN CONSIDERATION of the premises, the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Buyer and the Seller agree as follows:
1. Purchase and Sale of the Acquisition Shares.
1.1 Purchase and Sale of the Acquisition Shares.
(a) Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Buyer agrees to purchase from the Seller, and the Seller agrees to sell and convey to the Buyer, all of Seller’s right, title and interest in the Acquisition Shares, free and clear of all liens, claims, security interests, pledges and encumbrances of every kind, except restrictions on transfer imposed by this Agreement, the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.
(b) The aggregate amount of shares of the Company sold under this Agreement and any other agreements between the parties and/or their affiliates, together with all other shares sold by or on behalf of the Company pursuant to General Instruction I.B.6. to Form S-3, does not and shall not exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Company in any 12 month period in order to ensure compliance with the Registration Statement on Form S-3 (File No. 333-157696) initially filed with the Securities and Exchange Commission (“SEC”) on March 4, 2009 and declared effective by the SEC on March 12, 2009 (the “Registration Statement”).
1.2 Closing; Deliveries.
(a) The purchase and sale of the Acquisition Shares (the “Closing”) shall take place at the offices of the Buyer, as soon as practicable, but no later than October 20, 2009, or at such other time and place as the Buyer and the Seller mutually agree upon in writing.

(b) As consideration for the Acquisition Shares, at the Closing the Buyer shall pay to the Seller, One Million Three Hundred Eighty Seven Thousand Five Hundred Dollars ($1,387,500) in cash, or by wire transfer of immediately available funds to the account designated by the Seller.
(c) At the Closing, the Seller shall deliver to the Buyer the following: (i) the Acquisition Shares issued in electronic form to a Deposit/Withdrawal At Custodian account with Depository Trust Company specified by Buyer; and (ii) an opinion of counsel for the Seller, substantially in the form attached as Exhibit A.
2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the following representations are true and complete as of the Effective Date and at the Closing:
2.1 Organization; Authorization; Enforcement. The Seller has full power and authority to enter into this Agreement. This Agreement has been duly executed by the Seller and, when executed and delivered by the Buyer, will constitute valid and legally binding obligations of the Seller, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.
2.2 Acquisition Shares. The Acquisition Shares are duly authorized, validly issued, fully paid and nonassessable. The Acquisition Shares are free and clear of all pledges, security interests, liens, charges, encumbrances, agreements, claims, rights of first refusal, preemptive rights or other restrictions and options of whatever nature (collectively, “Liens”). Upon consummation of the transaction contemplated hereby, the Buyer will acquire good and valid title to the Acquisition Shares free and clear of all Liens. The Acquisition Shares were issued to the Seller by the Company in compliance with all applicable federal and state securities laws and regulations.
2.3 No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby (i) is prohibited by or requires the Seller to obtain or make any consent, approval, registration or filing under any law, regulation, judgment, order, decree or other restriction of any government, governmental agency, court, body, department, authority, or other person or entity other than filings required to be made with the SEC; or (ii) will result in the creation or imposition of any lien, claim, charge, restriction or encumbrance of any kind or give to any person (other than the Buyer) any interest or right in or with respect to the Acquisition Shares. The Seller is not a party to any contract or subject to any legal restriction that would prevent or restrict complete fulfillment by the Seller of all of the terms and conditions of this Agreement or compliance with any of its obligations hereunder.
2.4 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Seller, threatened against or affecting the Seller, its affiliates, or any of their respective properties, or the Acquisition Shares, before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”), which adversely affects or challenges, or could adversely affect or challenge, the legality, validity or enforceability of this Agreement or the Acquisition Shares. Seller has not been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Seller, there is not pending or contemplated, any investigation by the SEC involving the Seller.
2.5 Disclosure. No representation or warranty or other statement made by the Seller in this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. The Seller is not aware of any facts or circumstances that would cause the transactions contemplated by this Agreement, when consummated, to violate Section 5 of the Act or other federal or state securities laws or regulations.
2.6 Acknowledgments. The Seller acknowledges and agrees that (a) the Buyer is acting solely in the capacity of arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby, (b) the Buyer is not acting as a financial advisor or fiduciary of the Seller (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby, and (c) any statement made by the Buyer or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Buyer’s purchase of the Acquisition Shares.
2.7 No Finder’s Fee. The Seller is not, nor will it be, obligated to pay any finder’s fee or commission in connection with this transaction.
2.8 Registration Statement. The resale by Seller of the Acquisition Shares has been registered with the SEC pursuant to a valid and effective Registration Statement (File No. 333-157696). Assuming the accuracy of the Buyer’s representations and warranties in Section 3 of this Agreement and that there has not be any change in relevant facts affecting the Buyer, the resale of the Acquisition Shares by Buyer is exempt from the registration requirements of the Securities Act.
3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the following representations are true and complete as of the Effective Date and at the Closing:
3.1 Organization and Good Standing. The Buyer is a limited liability company, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware.
3.2 Authorization. The Buyer has full power and authority to enter into this Agreement. This Agreement has been duly executed by the Buyer and, when executed and delivered by the Seller, will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.
3.3 Purchase Entirely for Own Account. The Buyer is acquiring its interest in the Acquisition Shares for its own account, and not as a nominee for any person other than the Buyer and its affiliates. The Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Acquisition Shares, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Acquisition Shares and, at the present time, is able to afford a complete loss of such investment.
3.4 Accredited Investor. The Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
3.5 No Finder’s Fee. The Buyer is not, nor will it be, obligated to pay any finder’s fee or commission in connection with this transaction.
3.6 Ownership. The Buyer currently does not, and at any time while the Buyer holds or resells the Acquisition Shares it will not, beneficially own or control more than 9.99% of the total outstanding common stock or other voting securities of the Company.
4. Conditions of the Buyer’s Obligations at the Closing. The obligations of the Buyer to the Seller under this Agreement at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless waived by the Buyer in writing in its sole discretion:
4.1 Representations and Warranties. The representations and warranties of the Seller contained in Section 2 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.
4.2 Performance. The Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
4.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the sale and purchase of the Acquisition Shares pursuant to this Agreement shall be obtained and effective.
4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

4.5 Consents. All necessary third party consents, if any, shall have been obtained.
5. Conditions of the Seller’s Obligations at the Closing. The obligations of the Seller to the Buyer under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless waived by the Seller in writing in its sole discretion:
5.1 Representations and Warranties. The representations and warranties of the Buyer contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.
5.2 Performance. The Buyer shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the sale of the Acquisition Shares pursuant to this Agreement shall be obtained and effective.
5.4 Consents. All necessary third party consents, if any, shall have been obtained.
6. Survival of Representations, Warranties, Etc. The representations, warranties, covenants and agreements made by the parties in this Agreement shall survive for a period of one (1) year following the Closing.
7. Miscellaneous.
7.1 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Seller without the prior written consent of the Buyer.
7.2 Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, members, managers, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury.
7.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
7.4 Titles and Subtitles. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
7.5 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page prior to 5:30 p.m. Eastern time on a business day and an electronic confirmation of delivery is received by the sender, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 7.5 on a day that is not a business day or later than 5:30 p.m. Eastern time on any business day, (c) three business days following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications are those set forth on the signature pages hereof, or such other address as may be designated in writing hereafter, in the same manner, by such person.
7.7 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.
7.8 Attorney’s Fees. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
7.9 Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the parties or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
7.10 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
7.11 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, understandings, communications and discussions, both oral and written. No party, representative, attorney or agent has relied upon any collateral contract, agreement, assurance, promise, understanding or representation not expressly set forth herein above. The parties hereby waive all rights and remedies, at law and in equity, arising out of, relating to, or which may arise as the result of, any person’s reliance on any such assurance. The parties acknowledge that all prior agreements have been merged into this Agreement.
7.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.
7.13 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: OPTIMUS TECHNOLOGY CAPITAL PARTNERS, LLC
By:	/s/ Terry Peizer
	Print Name:	Terry Peizer
	Title:	Managing Director

SELLER:
/s/ Scott R. Silverman
Print Name:	Scott R. Silverman

Addresses for Notice
To Seller:
Scott R. Silverman
1690 S. Congress Avenue, Suite 200
Delray Beach, Florida 33445
Fax No.: 561-805-8001
Email: ssilverman@verichipcorp.com
with copies to:
Holland & Knight LLP
One East Broward Boulevard, Suite 1300
Fort Lauderdale, Florida 33301
Attn: Tammy L. Knight, Esq.
Fax No.: 954.463.2030
Email: tammy.knight@hklaw.com
To Borrower:
Optimus Technology Capital Partners, LLC
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
Attention: Terry Peizer
Fax No.: (310) 444-5300
Email: info@optimuscg.com
with a copy to:
Luce Forward Hamilton & Scripps LLP
601 South Figueroa Street, Suite 3900
Los Angeles, California 90017
Attention: John C. Kirkland, Esq.
Fax No.: (213) 452-8035
Email: jkirkland@luce.com